Exhibit (p)(15)

BAYVIEW ASSET MANAGEMENT, LLC

CODE OF ETHICS

As an asset manager/investment adviser, Bayview Asset Management, LLC, and its affiliates (the “Firm”) stands in a position of trust and confidence with respect to our clients. Accordingly we have a fiduciary duty to place the interests of the Funds before the interests of the Firm and our Employees. In order to assist the Firm and our Employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all Employees are expected to uphold:

We must at all times place the interests of our Funds first.

All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee’s position of trust and responsibility.

Employees must not take any inappropriate advantage of their positions at the Firm.

Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below or in any Corporate Policy or Employee Manual. Failure to comply with the Code may result in disciplinary action, including termination of employment.

I.	PERSONS AND ACCOUNTS COVERED BY THE CODE

A. Employees

The Code applies to all of the Firm’s Employees, including the Firm’s supervised persons. The Firm’s supervised persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control such as temporary workers, consultants, independent contractors and employees of affiliates who are providing services to the Firm.

B. Access Persons

Certain provisions of the Code apply only to the Firm’s “access persons”. Our access persons include any Employee who:

Has access to nonpublic information regarding any Fund’s purchases or sales of securities; or

Is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic.

All of the Firm’s directors, officers and members are presumed to be access persons.

C. Accounts and Covered Securities

The requirements and restrictions contained in this section of the Code apply to access persons and to all “covered securities” in any “personal account” of such access persons.

(a) Personal Accounts

The term “personal account” means any securities account in which an Employee has any direct or indirect “beneficial ownership,” and includes any personal account of an Employee’s immediate family member (including any relative by blood or marriage either living in the Employee’s household or financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

(b) Covered Securities

The term “covered securities” includes all securities defined as such under the Investment Advisers Act of 1940 (the “Advisers Act”), and includes but is not limited to:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

•	Foreign unit trusts and foreign mutual funds.

•	Exchange Traded Funds (“ETFs”) that are organized as unit investment trusts;

•	The term “covered securities,” however, does not include the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

To avoid confusion over whether a particular ETF is a covered security under the SEC Rule, the Firm considers all ETFs covered securities. Any questions regarding the application of these terms should be referred to, and addressed by, the Compliance Officer or General Counsel.

II.	PRE-APPROVAL FOR TRANSACTIONS IN COVERED SECURITIES

Every Employee must obtain approval from the Compliance Officer or his designee before executing any transaction for a personal account involving any covered security. Employees can request pre-approval by sending an e-mail to “BAM Compliance” on the drop down menu in the Firm’s e-mail directory or to compliance@bayviewassetmanagement.com. It will expedite review if “Trade Clearance Request” is put in the subject line of the e-mail and if the names of the companies are spelled out rather than identified only by the trading symbols. If the security is not on the restricted list, the Compliance Department will approve the requested trade. This trade authorization window expires at the close of business the next business day. For example, a trade authorization granted on Wednesday expires at the close of business on Thursday and a trade authorization granted on Friday expires at the close of business on Monday. Given the limited authorization window, good-til-cancel (GTC) orders are discouraged as it will be considered a violation of this Code if the GTC order is executed without a current trade authorization.

Finally, stop loss orders are permitted under the following circumstances:

•	The Compliance Department must be notified of the intent to place a stop loss order at the time the Employee requests approval for the initial transaction;

•	The stop loss order must be made at the time of initial transaction; and

•	The stop loss order may not be changed or cancel without approval from the Compliance Officer.

For the avoidance of doubt, pre-approval is required for any transaction involving any covered security either:

Issued in an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act); or

Issued in a limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder).

III.	COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws and Company Policies. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

IV.	SECURITIES HOLDINGS REPORTS BY ACCESS PERSONS

A. Initial and Annual Holdings Reports

(a) Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to the Compliance Officer that discloses all covered securities held in any personal account. Each such report must contain, at a minimum:

(i) the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;

(ii) the name of any broker, dealer or bank with which the access person maintains any personal account; and

(iii) the date on which the access person submits the report.

(b) Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Schedule I, within the following time frames:

(i) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(ii) at least once each year thereafter within 30 days of the end of the Firm’s fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

B. Quarterly Transaction Reports

(a) Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the Compliance Officer for each covered securities transaction in any personal account. The report must contain, at a minimum, the following information for each transaction:

(i) the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) the price of the covered security at which the transaction was effected;

(iv) the name of the broker, dealer or bank with or through which the transaction was effected; and

(v) the date on which the access person submits the report.

(b) Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Schedule II, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

C. Exceptions to the Reporting Requirements

No access person is required to submit:

a. Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control (e.g., a blind trust).

b. A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c. A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

V.	PROHIBITED TRADING ACTIVITIES FOR ALL ACCESS PERSONS AND ALL EMPLOYEES

All Employees are prohibited from engaging in insider trading or tipping.

All Employees are prohibited from front running and shadowing transactions in their personal securities accounts. Front running occurs when an Employee uses, or passes to others to use advance knowledge of a Fund transaction, strategy or contemplated transaction to enter into a similar type of transaction for their personal account or for an account in which they maintain a beneficial interest. Shadowing a transaction takes place when an Employee passes information either prior to or at the time of a contemplated action by the Fund for an account in which they maintain a beneficial interest. The purchase or sale is conducted with the intention that the Employee will benefit from the actions of the Fund.

All Employees are prohibited from trading in the covered securities of “restricted entities” in their personal securities accounts. As set out above, “covered security” does not include shares of mutual funds not managed by the Firm. A list of Restricted Entities is maintained by the Compliance Officer and is updated from time to time.

The Compliance Officer will notify all officers and employees via e-mail or otherwise of any blackout periods or restrictions in certain securities as determined by management.

VI.	SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

Employees are reminded that they need to follow the published Conflict of Interest policy in connection with service on outside boards of directors and engaging in outside business.

VII.	GIFTS AND ENTERTAINMENT

Employees are reminded to examine the provisions of the employee manual in connection with gifts and entertainment.

VIII.	PAY TO PLAY

To the extent that the Firm provides or anticipates providing advisory services, directly or indirectly, to any pension plan that is run by a state or local government or any instrumentality thereof (referred to generally herein as a “public plan”), the activities of the Firm and its personnel may be subject to Rule 206(4)-5 issued by the Securities and Exchange Commission (the “SEC Rule”), the “pay to play” laws of the state or local government that runs the plan and internal pay to play provisions adopted by the plan. The policies and procedures herein are modeled upon the SEC Rule, which applies to the Firm’s activities vis-à-vis public plans throughout the country. These policies and procedures will be supplemented with the requirements of any state or local law or set of internal guidelines that is/are triggered by virtue of the Firm’s activities vis-à-vis a public plan in the particular state or locality.

Employees are reminded that they need to follow the published Political Contributions policy in connection with contributions1 to political campaigns and organizations.

A. Ban on Use of Unregistered Third-Parties to Solicit Public Plan Clients.

(a) The Firm or its covered associates2 shall not provide or agree to provide, directly or indirectly, payment3 to any third-party to solicit public plan clients for investment advisory services on its behalf, other than SEC-registered broker-dealers or advisers that are themselves subject to pay-to-play regulation (“regulated persons”). The Firm’s employees, managing member, or executive officers are not included in such prohibition from soliciting public plan clients but are still subject to the contribution limitations described in the Firm’s the published Political Contributions policy.

B. Recordkeeping Requirements.

(a) The Firm is required to maintain records as to: (i) the names, titles, businesses and residential addresses of its covered associates; (ii) contributions made by the Firm and its covered associates to government officials4 (including candidates), state or local political parties and PACs; and (iii) public plan clients and investors in pooled investment vehicles to which the Firm has provided advisory services within the past five years. In addition, the Firm is required to maintain records of the compensation that it has paid to SEC-registered broker-dealers and advisers for the solicitation of public plan clients or public plan investors in pooled investment vehicles managed by the Firm.

[1]	The SEC Rule defines “contribution” as including a gift, subscription, loan, advance, deposit of money, or anything of value made for the purposes of influencing the election for a Federal, State or local office, including any payments for debts incurred in such an election.
[2]	The term “covered associates” includes the Firm’s managing member, executive officers (i.e., assistance vice president or higher), any other individuals with similar status or function, any employee who solicits public plan clients or investors and any person who supervises, directly or indirectly, such employee, and any Political Action Committee (“PAC”) controlled by the Firm or its covered associates (collectively, “covered associates”).
[3]	The SEC Rule defines “payment” as any gift, subscription, loan, advance, or deposit of money or anything of value.
[4]	The SEC Rule defines “official” for purposes of the triggering contribution provisions as “any person (including an election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.”

(b) Exceptions. The SEC Rule does not require the Firm to look back for the five years prior to March 14, 2011 to identify former public plans the Firm has advised. The SEC Rule does not require the Firm to keep records of the regulated persons/entities that solicited public plans for investment advisory services on the Firm’s behalf prior to June 13, 2012.

C. Other Applicable Laws, Rules and Regulations

(a) In addition to the SEC Rule, the Chief Compliance Officer shall be responsible for ensuring that the Firm is in compliance with (i) any laws, rules or regulations in the state or municipality in which a public plan is located, and (ii) any internal guidelines or requirements of the public plan itself which relate to pay to play practices (e.g., an outright ban on the use of third-party placement agents).

IX.	REPORTING VIOLATIONS

Every Employee must immediately report any violation of the Code to the Compliance Officer or, in the Compliance Officer’s absence, the General Counsel. All reports will be treated confidentially and investigated promptly and appropriately. The Firm has also arranged for an independent agency, The Network, to maintain a special 800 number for those who want to speak up, but prefer to remain anonymous. This service is available 24 hours a day, 7 days a week, at 800-537-4931. See also, Internal Complaint (“Whistle Blowing”) Policy and Procedures, posted on the Firm’s Human Resources webpage.

The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

X.	EXCEPTIONS TO THE CODE

On behalf of and after consulting with management or the General Counsel, the Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The Employee seeking the exception provides the Compliance Officer with a written statement detailing the reasons the Employee seeks an exception;

•	The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s fiduciary duty to any Fund; and

•	The Employee provides any supporting documentation, including a sworn statement, that the Compliance Officer deems necessary in order to consider the whether to grant the exception.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

XI.	ADMINISTRATION OF THE CODE

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering.

•	A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

XII.	SANCTIONS

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer, in consultation with the General Counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, verbal counseling, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

XIII.	ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer or to the General Counsel. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.

Revised this 4th day of April 2013.

SCHEDULE I HOLDINGS REPORT

Access Person (please print):

Report Type (check one): ☐→Initial Holdings Report (submitted within 10 days of becoming an access person) ☐→Annual Holdings Report (submitted annually)

I. Securities Accounts:

Account Title	Broker/Institution (include name and address)	Account Number

II. Covered Securities: (If applicable: ☐→No covered securities to report ☐→Continuation sheet(s) attached ☐→Account statement(s) attached)

Title of Security	Type of Security	Ticker/CUSIP	Quantity	Principal Amount

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

Signature:                                                                      Date:

SCHEDULE II QUARTERLY TRANSACTION REPORT

Access Person (please print):                                                          Report Submission Date:

CHECK ONE OF THE FOLLOWING:

☐	I have NO securities transactions to report for the quarter.

☐	The attached brokerage account statement(s) (or trade confirmations) reflect ALL of my reportable securities transactions during the quarter.

☐	The table below contains ALL of my reportable securities transactions for the quarter. (☐ Continuation sheet attached )

Trade Date	Transaction Price and Number of Shares	Transaction Description	Ticker Symbol or CUSIP	Principal Amount	Broker / Institution

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended                      of covered securities with respect to which I have/had beneficial ownership.

Signature:

CODE OF ETHICS ACKNOWLEDGEMENT FORM

I acknowledge that I have received Bayview Asset Management, LLC’s (the “Firm”) Code of Ethics (the “Code”), dated April 4, 2013. In addition, I have read and understand the relevant portions of the Code and corporate policies and procedures (the “Corporate Policies”) applicable to my position with the Firm.

In addition, if I am an “access person”, I have completed, signed and dated the attached annual (or initial) holdings report attached to the Code.

If I had any questions concerning the policies and procedures described in the Code and Corporate Policies and my responsibilities under those policies and procedures, I have raised them with the Compliance Officer or General Counsel and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Code and Corporate Policies is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Code and Corporate Policies.

Signature:

Print Name:

Date:

EXHIBIT A

CONFLICTS QUESTIONNAIRE SUPPLEMENT

The Firm is required to monitor Employee circumstances which may pose a potential conflict with our management of the Funds. Please complete this questionnaire and disclose the required information. In addition, we will ask for a recertification of the information contained in the questionnaire annually. You also must provide any changes to the information promptly to the Compliance Officer.

A.	Please disclose the requested information for any entity (including any commercial business or not-for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

PUBLIC
	NAME OF ENTITY	NATURE OF AFFILIATION OR TITLE & RESP ONSIBILITIES	COMPANY

1.			YES / NO

2.			YES / NO

3.			YES / NO

4.			YES / NO

5.			YES / NO

☐ None

If necessary, please provide further explanation:

EXHIBIT A

B.	Please disclose whether your spouse or any immediate family member (including your parents, child or siblings) currently conducts business or works for an entity that conducts business with the Firm.

Provide the name, family relationship, job title and a brief description of the family member’s job responsibilities:

        ☐         None

C.	Please disclose whether your spouse or any immediate family member (including your parents, children or siblings) currently works for a public company.

Provide the name, family relationship, job title and a brief description of the family member’s job responsibilities:

        ☐         None

Please note that these questions are intended to be broad in scope. If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Compliance Officer or the General Counsel.

Signature:	Print Name:	Date: